Exhibit 5.3

CALLE 70 A # 4 – 41
BOGOTÁ D.C., COLOMBIA
TEL.: (571) 744 22 44
FAX: (571) 310 06 09 / 310 05 86
www.bu.com.co

October 18, 2017

Bancolombia S.A.,

Carrera 48 No. 26-85 Avenida Los Industriales,

Medellín,

Colombia

Ladies and Gentlemen,

We have acted as special Colombian counsel to Bancolombia S.A. (the “Company”) in connection with the offering of U.S.750,000,000 in aggregate principal amount of its 4.875% subordinated notes (the “New Notes”) pursuant to the underwriting agreement dated October 11, 2017, between the Company and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as the underwriters, (the “Underwriting Agreement”), and the indenture dated as of the date hereof, among the Company and The Bank of New York Mellon, as trustee, register, paying agent and transfer agent (the “Trustee”) (the “Indenture”). Terms not defined herein shall have the meaning ascribed to them in the Underwriting Agreement.

I.	Documents and Assumptions

As special Colombian counsel to the Company, we examined certain documents and instruments as we have deemed necessary to render this opinion, including:

a)	A copy of the Company’s registration statement under Form F-3 of the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2016 (File No. 333-211071) (the “Registration Statement”);

b)	The preliminary prospectus supplement dated and filed with the Commission on September 26, 2017, and the issuer free writing prospectus identified in Schedule C of the Underwriting Agreement as the Final Term Sheet, dated October 11, 2017 and filed with the Commission on October 12, 2017 (collectively, the “Pricing Disclosure Package”);

c)	A copy of the prospectus dated May 2, 2016, as supplemented by the prospectus supplement dated September 26, 2017(the “Prospectus Supplement” and collectively with the prospectus, the “Prospectus”), relating to the New Notes;

1

CALLE 70 A # 4 – 41
BOGOTÁ D.C., COLOMBIA
TEL.: (571) 744 22 44
FAX: (571) 310 06 09 / 310 05 86
www.bu.com.co

d)	The Underwriting Agreement;

e)	The Indenture;

f)	The form of the New Notes to be executed by the Company;

g)	The Company’s by-laws;

h)	A copy of the Minute No. 2927 of the Company’s Board of Directors dated as of September 25, 2017; and

i)	A copy of the certificate of incorporation and legal representation of the Company as of October 18, 2017, issued by the Colombian Superintendence of Finance.

Documents (d) to (f) above are hereinafter referred to as the “Transaction Documents”.

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind:

(a)	the authenticity, accuracy and completeness of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as certified or otherwise satisfactorily identified copies,

(b)	the genuineness of all signatures,

(c)	that all documents submitted to us remain in full force and effect and have not been amended or affected by any subsequent action not disclosed to us,

(d)	that no application has been made regarding insolvency proceedings with regard to the Company,

(e)	that the Company has not omitted to deliver any material documentation regarding the documents related to the Transactions Documents, and the consummation of the transactions thereby contemplated as requested for the purpose of rendering the present opinion,

(f)	that the parties other than the Company have been duly incorporated and are in good standing in accordance with the law of their respective places of incorporation,

2

CALLE 70 A # 4 – 41
BOGOTÁ D.C., COLOMBIA
TEL.: (571) 744 22 44
FAX: (571) 310 06 09 / 310 05 86
www.bu.com.co

(g)	the valid and due execution and delivery, pursuant to due authorization, of each of the Transactions Documents by each of the parties thereto (other than the Company),

(h)	that each of the parties to Transaction Documents, other than the Company, has the corporate power and authority to enter into and perform each of the Transaction Documents,

(i)	that there has not been any action by any of the parties to the Transactions Documents, any third party or any governmental authority to revoke, terminate or declare null or void the Transactions Documents, or requesting any indemnification or damages under the Transactions Documents, and

(j)	the absence of any other agreements on course of dealing among the parties to the Transactions Documents which modify or supersede any of the terms thereof.

We have relied, as to factual matters, on representations, statements and warranties contained in the Underwriting Agreement and in the documents we have examined. Also, we have examined such corporate records, certificates and other documents, and such questions of law, as we considered necessary or appropriate for the purposes of this opinion.

The opinions herein are limited in all respects to the laws of Colombia as they stand at the date hereof and as they are currently interpreted, and as the documents described herein stand as of the date hereof. We do not express any opinion on the laws of any jurisdiction other than Colombia.

II.	Opinion

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a sociedad anónima (stock corporation) and is in good standing under the laws of the Republic of Colombia and has the necessary corporate power and authority to own, lease and, operate its properties and to conduct its business as described in the Prospectus Supplement.

2.	The execution, delivery and performance by the Company of its obligations under the Transaction Documents, and the Transaction Documents, have been duly authorized, executed, issued and delivered by the Company, and, assuming due authorization, execution and delivery thereof by the other parties thereof, constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or other similar laws or general principles of equity relating to or affecting enforcement of creditors’ rights generally.

3

CALLE 70 A # 4 – 41
BOGOTÁ D.C., COLOMBIA
TEL.: (571) 744 22 44
FAX: (571) 310 06 09 / 310 05 86
www.bu.com.co

3.	The New Notes have been duly authorized, executed, issued and delivered by the Company in accordance with the Indenture and, assuming due authentication and delivery by the Trustee (and assuming that the New Notes constitute valid and legally binding obligations under the laws of the State of New York, and are issued and delivered against payment of the purchase price therefor), the New Notes constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium (including, without limitation, all laws relating to fraudulent transfers) or other similar laws relating to or affecting enforcement of creditors’ rights generally, or by general principles of equity, and will be entitled to the benefits of the Indenture.

4.	Pursuant to articles 605 and 606 of Law 1564 of 2012 (Código General del Proceso), the courts of Colombia would give effect to and enforce a judgment obtained in a court outside Colombia without re-trial or re-examination of the merits of the case provided (a) that there exists a treaty or convention relating to recognition and enforcement of foreign judgments between Colombia and the country of origin of the judgment or, in the absence of such treaty, that proper evidence is provided to the Supreme Court of Colombia to the effect that the courts of the country of the subject judgment would recognize and enforce Colombian judgments, and (b) that the subject judgment fulfills the requirements listed below. In order to enforce a foreign judgment in Colombia, it must first be submitted to "Exequatur" proceedings in accordance with article 607 of Law 1564 of 2012 (Código General del Proceso), before the Supreme Court of Colombia which, in addition to the issue referred to in (a) above, must examine whether the following requirements have been fulfilled: (A) such foreign judgment does not refer to in rem rights on assets located within Colombian territory at the commencement of the proceedings in the foreign court which issued the judgment; (B) such foreign judgment does not conflict with public order laws of Colombia, except procedural laws; (C) such foreign judgment is final and not subject to appeal, according to the laws of the country where it was made; (D) a duly legalized copy of the judgment (together with an official translation into Spanish if the judgment is issued in a foreign language) has been presented to a competent court in Colombia; (E) no proceedings are pending before Colombian courts with respect to the same subject matter, or final judgment has been awarded by a Colombian Court in any proceedings on the same subject matter; (F) the subject matter of such foreign judgment is not of the exclusive jurisdiction of a Colombian court or judge; (G) in the proceedings in which such foreign judgment was made, the defendant was properly served according to the laws of such jurisdiction and given an opportunity to defend the action in question and (H) the exequatur requirement has been observed. In any case, enforceability decisions are considered by Supreme Court of Justice of Colombia in a case-by-case basis.

4

CALLE 70 A # 4 – 41
BOGOTÁ D.C., COLOMBIA
TEL.: (571) 744 22 44
FAX: (571) 310 06 09 / 310 05 86
www.bu.com.co

5.	The enforceability of the obligations of the Company under the Transaction Documents may be limited by laws governing the bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium, liquidation or other similar laws relating to or affecting enforcement of creditors’ rights generally, and is subject to statutory preferences granted under Colombian laws (including labor, pensions and tax claims), and by claims which have, without any agreement, notarization or other voluntary act, priority for payment by operation of law.

Furthermore, we express no opinion as to whether a court in any proceeding in Colombia would give effect to certain provisions that may be limited by: (i) applicable procedural rules that do not allow waivers of immunity and service of process by private companies within Colombia and pursuant to which any immunity from proceedings (jurisdiction, execution or attachment) which might in the future be available under Colombian law may not be validly waived in advance; and (ii) the unavailability under Colombian law of equitable remedies or injunctive relief, except for fundamental constitutional rights. The foregoing opinions are subject to the following comments and qualifications:

This opinion is limited to matters of Colombian law in force on the date hereof. We express no opinion with respect to the law of any other jurisdiction. We express no opinion as to the effect on the opinions set forth herein of any failure by any party to comply with laws and regulations pertaining to banks, trustees or other financial institutions or affiliates thereof, if applicable, or other laws or regulations applicable to any party by reason of such party's status or the nature of its business or assets. This opinion is specific as to the offering of the New Notes, and the documents referred to herein and is based upon the law as of the date hereof. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

We are licensed to practice law in Colombia and we do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than those of Colombia. In particular, to the extent that New York or United States Federal law is relevant to this opinion, we have relied, without any independent investigation, on the opinion of Sullivan & Cromwell LLP, U.S. legal counsel to the Company, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell LLP. This opinion is limited to matters of Colombian law. We assume no obligation to update or supplement this opinion to reflect any facts which may hereafter come to our attention or any changes in the law which may hereafter occur.

5

CALLE 70 A # 4 – 41
BOGOTÁ D.C., COLOMBIA
TEL.: (571) 744 22 44
FAX: (571) 310 06 09 / 310 05 86
www.bu.com.co

In rendering this opinion, we rely as to matters of fact on certificates of responsible officers of the Company and public officials that are furnished to the underwriters.

We are furnishing this opinion for your benefit in connection with the offering of the New Notes. This opinion is solely of your benefit and may not be relied upon in any manner or purpose by any other person.

We assume no obligation to update or supplement this opinion to reflect any facts which may hereafter come to our attention or any changes in the law which may hereafter occur.

Very truly yours,

/s/ Carlos Fradique-Méndez
BRIGARD & URRUTIA ABOGADOS S.A.S

6